EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Primal Solutions, Inc. on Form S-8 of our report dated February 14, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets), appearing in the prospectus of Primal Solutions, Inc. filed on September 13, 2004 pursuant to Rule 424(b)(3) (SEC File No. 333-117786), which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Costa Mesa, California
January 7, 2005